Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

BROOKLINE BANCORP, INC.

BROOKLINE BANK

and

FIRST COMMONS BANK, N.A.

Dated as of September 20, 2017

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3.20	Material Agreements; Defaults	28
3.21	Property and Leases	29
3.22	Inapplicability of Takeover Laws	30
3.23	Regulatory Capitalization	30
3.24	Loans; Nonperforming and Classified Assets	30
3.25	Deposits	33
3.26	Investment Securities	33
3.27	Investment Management; Trust Activities	33
3.28	Derivative Transactions	34
3.29	Repurchase Agreements	34
3.30	Deposit Insurance	34
3.31	CRA, Bank Secrecy Act, Anti-money Laundering and Information Security	34
3.32	Transactions with Affiliates	36
3.33	Brokers; Opinion of Financial Advisor	36
3.34	No Inducement or Reliance; Independent Assessment	36

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK		37
4.1	Making of Representations and Warranties	37
4.2	Organization, Standing and Authority	37
4.3	Capitalization	38
4.4	Corporate Power	38
4.5	Corporate Authority	38
4.6	Non-Contravention	38
4.7	Certificate of Incorporation; Bylaws	39
4.8	Compliance with Laws	39
4.9	Litigation	39
4.10	SEC Documents; Financial Reports; and Regulatory Reports	40
4.11	Absence of Certain Changes or Events	41
4.12	Regulatory Capitalization	41
4.13	CRA, Anti-money Laundering and Customer Information Security	41
4.14	Brokers	43
4.15	Deposit Insurance	43
4.16	Investment Securities	43
4.17	Sufficient Funds	43
4.18	Employees and Benefit Plans	43
4.19	Certain Actions	43
4.20	No Inducement or Reliance; Independent Assessment	43

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS		44
5.1	Company Forbearances	44
5.2	Forbearances of Buyer and Buyer Bank	48

ARTICLE VI - ADDITIONAL AGREEMENTS		48
6.1	Stockholder Approval	48
6.2	Registration Statement	49

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6.3	Press Releases	50
6.4	Access; Information	50
6.5	No Solicitation	51
6.6	Takeover Laws	54
6.7	Shares Listed	54
6.8	Regulatory Applications; Filings; Consents	54
6.9	Indemnification; Directors’ and Officers’ Insurance	55
6.10	Employees and Benefit Plans	56
6.11	Notification of Certain Matters	58
6.12	Financial Statements and Other Current Information	58
6.13	Confidentiality Agreement	58
6.14	Certain Tax Matters	58
6.15	Certain Litigation	59
6.16	Classified Loans	59
6.17	Leases	59
6.18	Reasonable Best Efforts	59
6.19	Reorganization	59

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER		59
7.1	Conditions to Each Party’s Obligations to Effect the Merger	59
7.2	Conditions to the Obligations of Buyer and Buyer Bank	60
7.3	Conditions to the Obligations of the Company	61

ARTICLE VIII - TERMINATION		61
8.1	Termination	61
8.2	Effect of Termination and Abandonment	63

ARTICLE IX - MISCELLANEOUS		65
9.1	Standard	65
9.2	Survival	65
9.3	Certain Definitions	65
9.4	Waiver; Amendment	73
9.5	Expenses	73
9.6	Notices	73
9.7	Understanding; No Third Party Beneficiaries	75
9.8	Assignability; Binding Effect	75
9.9	Headings; Interpretation	75
9.10	Counterparts	75
9.11	Governing Law	75
9.12	Specific Performance	76
9.13	Entire Agreement	76
9.14	Severability	76

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AGREEMENT AND PLAN OF MERGER, dated as of September 20, 2017 (this “Agreement”), by and among Brookline Bancorp, Inc., a Delaware corporation (“Buyer”), Brookline Bank, a Massachusetts savings bank of which Buyer is the sole stockholder (“Buyer Bank”), and First Commons Bank, N.A., a national banking association (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Buyer, Buyer Bank and the Company have determined that it is in the best interests of their respective entities and stockholders to enter into this Agreement and to consummate the strategic business combination provided for herein;

WHEREAS, as a condition to the willingness of Buyer and Buyer Bank to enter into this Agreement, each of the directors of the Company and those executive officers of the Company set forth on Schedule I (collectively, the “Voting Agreement Stockholders”) have entered into a Voting Agreement, dated as of the date hereof, with Buyer, the form of which is attached hereto as Exhibit A (each a “Voting Agreement”), pursuant to which each Voting Agreement Stockholder has agreed, among other things, to vote such Voting Agreement Stockholder’s shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, Buyer, Buyer Bank, and the Company intend to effect a merger (the “Merger”) of the Company with and into Buyer Bank, in accordance with this Agreement, the Massachusetts General Laws (the “MGL”), the National Bank Act and, to the extent not inconsistent with the National Bank Act, the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I  -  THE MERGER

1.1          The Merger. Subject to the terms and conditions of this Agreement, in accordance with the MGL and the laws of the United States of America, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time (as defined in Section 1.2), the Company shall merge with and into Buyer Bank, the separate corporate existence of the Company shall cease and Buyer Bank shall survive (Buyer Bank, as the surviving entity of the Merger, being sometimes referred to herein as the “Surviving Bank”).

1.2          Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Company and Buyer Bank shall execute and file with the Secretary of the Commonwealth of Massachusetts articles of merger in a form reasonably satisfactory to Buyer, Buyer Bank and the Company, in accordance with the MGL and the National Bank Act and make such other filings with the Massachusetts Commissioner of Banks and the Office of the Comptroller of the Currency (the “OCC”) as are necessary to effect the Merger. The Merger shall become effective on the date of such filings at the time specified therein (the “Effective Time”).

1.3          Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the MGL and the National Bank Act.

1.4          Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place by mail or electronic delivery, or, at the option of Buyer at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, on a date in 2018 to be specified by the parties, which shall be no later than five Business Days (as defined in Section 9.3) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the “Closing Date.”  Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer, the Company and Buyer Bank.

1.5          Articles of Organization and Bylaws. The Articles of Organization of Buyer Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Bank as amended by the Articles of Merger. The Bylaws of Buyer Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank, until thereafter amended as provided therein and in accordance with applicable law.

1.6          Directors of the Surviving Bank. The directors of Buyer Bank immediately prior to the Effective Time shall be the directors of the Surviving Bank, each of whom shall serve in accordance with the Articles of Organization and Bylaws of the Surviving Bank.

1.7          Officers of the Surviving Bank. The officers of Buyer Bank immediately prior to the Effective Time shall be the officers of the Surviving Bank, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Bank.

1.8          Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.9          Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, with respect to each share, if any, of Company Common Stock as to which the holder thereof (a) is entitled to appraisal, (b) has either (i) voted against the Agreement or the Merger or (ii) given notice in writing to the Company at or prior to the meeting of its stockholders (including any adjournment or postponement thereof, the “Company Meeting”) to consider and vote upon the approval of this Agreement and the transactions contemplated by this Agreement (including the Merger) and any other matter required to be approved by the stockholders of the Company in order to consummate the Merger and the transactions contemplated by this Agreement (the “Company Stockholder Approval”) that such holder dissents from the Agreement or the Merger, and (c) has properly complied with Section 214a(b) of the National Bank Act as to dissenters’ rights (the “Dissenters’ Rights Statute”) required to be complied with prior to the Effective Time (each such share, a “Dissenting Share”), such Dissenting Share shall not be converted into the right to receive the Merger Consideration, but instead shall be entitled to the fair value of the Dissenting Shares in accordance with the provisions of the Dissenters’ Rights Statute; provided, however, that if such holder fails to perfect, withdraws or loses such holder’s right to appraisal under the Dissenters’ Rights Statute, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Dissenters’ Rights Statute, then each share of Company Common Stock held by such holder shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive the Merger Consideration upon surrender of the Certificate representing such share. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Buyer shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of Buyer.

ARTICLE II  -  MERGER CONSIDERATION;
ELECTION AND EXCHANGE PROCEDURES

2.1          Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company and Buyer Bank or any stockholder of the Company:

(a)           Each share of Company Common Stock held in the treasury of the Company (“Treasury Stock”) immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof, and no payment shall be made with respect thereto.

(b)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive a number of shares of fully paid and nonassessable shares of common stock, par value $0.01 per share, of Buyer (the “Buyer Common Stock”) equal to the Exchange Ratio (such shares of Buyer Common Stock into which shares of Company Common

Stock are converted pursuant to this Section 2.1(b), the “Stock Consideration”); provided, however, that, at any time prior to the Buyer Election Deadline (as defined below), Buyer shall have the right, at its sole discretion but subject to Section 2.4, to deliver to the Company a written election (the “Buyer Cash Election”), electing a number of whole shares of Company Common Stock (the “Cash Conversion Number”), but in any event not more than fifty percent (50%) of the shares of Company Common Stock then outstanding, that shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive $16.70 per share in cash, without interest (the “Cash Consideration”). The number of shares of Company Common Stock equal to the Cash Conversion Number shall be converted into the Cash Consideration, and the remaining shares of Company Common Stock shall be converted into the Stock Consideration (the “Stock Conversion Number”). The Stock Consideration and, to the extent applicable, the Cash Consideration are sometimes referred to herein collectively as the “Merger Consideration.” The “Buyer Election Deadline” means 11:59 p.m. on the second Business Day after the receipt of the Company Stockholder Approval.

(c)           Exchange Ratio. The “Exchange Ratio” shall be determined as follows:

(i)            in the event that the Buyer Market Value is less than $13.19, the Exchange Ratio shall be equal to 1.266 (being the quotient calculated by dividing (A) $16.70 by (B) $13.19, rounded to the nearest thousandth);

(ii)           in the event that the Buyer Market Value is equal to or greater than $13.19 but less than or equal to $15.33, the Exchange Ratio shall be equal to the quotient calculated by dividing (A) $16.70 by (B) the Buyer Market Value, rounded to the nearest thousandth;

(iii)          in the event that the Buyer Market Value is greater than $15.33, the Exchange Ratio shall be equal to 1.089 (being the quotient calculated by dividing (A) $16.70 by (B) $15.33, rounded to the nearest thousandth).

As used in this Agreement, “Buyer Market Value” means the volume-weighted average of the daily volume-weighted prices of a share of Buyer Common Stock, as reported on the NASDAQ Stock Market LLC (“NASDAQ”) (or if Buyer Common Stock is not then listed on NASDAQ then the principal securities market on which Buyer Common Stock is then listed or quoted), for the ten consecutive trading day period ending on the fifth Business Day prior to the Closing Date, rounded to the nearest whole cent.

2.2          Rights as Stockholders; Stock Transfers. Shares of Company Common Stock, when converted as provided in Section 2.1(b), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive, for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than the right to receive the Merger Consideration and, if applicable, cash in lieu of fractional shares of Buyer Common Stock as provided in Section 2.3. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

2.3          Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by the Buyer Market Value, rounded to the nearest whole cent.

2.4          Election Procedures.

(a)           In the event that Buyer elects for a portion of the Merger Consideration to be paid in cash in accordance with Section 2.1(b), an election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the “Exchange Agent”)) in such form as the Company and Buyer shall mutually agree (the “Election Form”), shall be mailed no later than five Business Days after Buyer delivers the Buyer Cash Election to the Company or such other date as the Company and Buyer shall mutually agree (the date on which such mailing occurs being referred to as the “Mailing Date”) to each holder of record of Company Common Stock as of five Business Days prior to such mailing. Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). A record holder acting in different capacities or acting on behalf of other Persons (as defined in Section 9.3) in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(b)           To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on the 25th day following the Mailing Date (or such other time and date as mutually agreed upon by the parties (which date shall be publicly announced by Buyer as soon as practicable prior to such date)) (the “Election Deadline”), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided, however, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c)           To the extent necessary, and subject to Section 1.9, the allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as set forth in this Section 2.4(c) (with the Exchange Agent to determine, consistent with Section 2.4(a), whether fractions of Cash Election Shares, Stock Election Shares or Non-Election Shares, as applicable, shall be rounded up or down).

(i)            If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.3 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii)           If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A)          if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.3 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)          if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.3 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

2.5          Adjustments to Preserve Tax Treatment. If either the tax opinion referred to in Section 7.2(b) or the tax opinion referred to in Section 7.3(b) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Buyer shall increase the Stock Conversion Number to the minimum extent necessary to enable the relevant tax opinions to be rendered.

2.6          Exchange Procedures.

(a)           Not later than the Closing, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”).

(b)           As promptly as practicable following the Effective Time, but in any event not later than five Business Days after the Closing, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1, 2.3 and 2.4 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash

(if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.6(b), each Certificate (other than Certificates representing Treasury Stock and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1, 2.3 and 2.4 and any unpaid dividends and distributions thereon as provided in Section 2.6(c). No interest shall be paid or accrued on (x) any cash constituting Merger Consideration (including any cash in lieu of fractional shares) or (y) any such unpaid dividends and distributions payable to holders of Certificates.

(c)           No dividends or other distributions with a record date on or after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.6. After the surrender of a Certificate in accordance with this Section 2.6, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

(d)           The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.6, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)           At any time following 9 months after the Effective Time, Buyer shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, unless disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Company Common Stock represented by any Certificate, and thereafter such holders shall be entitled to look only to Buyer (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of fractional shares in accordance with Section 2.3, and any dividends or other distributions on shares of Buyer Common Stock in accordance with Section 2.6(b), payable upon due surrender of their Certificates representing Company Common Stock and compliance with the provisions of this Section 2.6(e), without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered, or the payment for them is not claimed, prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)            Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

2.7          Anti-Dilution Provisions. In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards or shares of Buyer Common Stock underlying the same.

2.8          Options and Warrants.

(a)           Options. Each option to purchase Company Common Stock (collectively, the “Company Stock Options”) granted under the Company’s 2009 Stock Option Plan and any other similar plan (collectively, the “Company Option Plans”) or otherwise, whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and, promptly following the Closing Date, the Company shall pay to the holder thereof cash in an amount equal to the product of (a) the number of shares of Company Common Stock underlying such Company Stock Option and (b) the excess, if any, of $16.70 per share over the exercise price per share of Company Common Stock provided for in such Company Stock Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. At the Effective Time, the Company Option Plans shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be of no further force and effect and shall be deemed to be deleted. Prior to the Closing, the Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof administering the Company Option Plans) shall adopt such resolutions or take such other actions (including, without limitation, obtaining the consent from any applicable holders of Company Stock Options) as may be required to effect the foregoing.

(b)           Warrants. With respect to each warrant to purchase Company Common Stock (each a “Company Stock Warrant” and collectively, the “Company Stock Warrants”), the Company will deliver or cause to be delivered to each holder thereof (each a “Warrant Holder”) a Warrant Exercise Notice (as defined below) either (a) on the Mailing Date (together with an Election Form), if Buyer makes a Buyer Cash Election, or (b) not more than five Business Days following the Buyer Election Deadline. As used in this Agreement, “Warrant Exercise Notice” means a written notice, in form and substance reasonably acceptable to Buyer, sent by or on behalf of the Company to each Warrant Holder that in substance provides as follows:

(i)            A Warrant Holder may elect to tender each Company Stock Warrant held by such Warrant Holder in exchange for a cash payment (a “Cash Settlement Election”). A Warrant Holder that timely makes a Cash Settlement Election and delivers to the Exchange Agent each Company Stock Warrant to be surrendered, will receive a cash payment, without interest and net of all applicable withholding taxes (the “Cash Settlement Payment”), equal to the product of (A) the aggregate number of shares of Company Common Stock to which such Warrant Holder would be entitled upon exercise of such Company Stock Warrant and (B) the excess of $16.70 over the purchase price per share of Company Common Stock provided for in such Company Stock Warrant. If a Warrant Holder timely makes a Cash Settlement Election and delivers to the Exchange Agent each Company Stock Warrant to be surrendered by such Warrant Holder, Buyer shall pay or cause the Exchange Agent to pay the Cash Settlement Payment within five Business Days after the Effective Time. The Cash Settlement Election shall be conditioned upon the occurrence of and effective immediately prior to the Effective Time.

(ii)           In lieu of a Cash Settlement Election, a Warrant Holder may elect to exercise each Company Stock Warrant held by such Warrant Holder for shares of Company Common Stock, in each case applying the net issuance method specified below, and to receive Merger Consideration in the Merger (a “Net Exercise Election” and, together with the Cash Settlement Election, a “Warrant Election”). The shares of Company Common Stock received upon the Net Exercise Election of a Company Stock Warrant are referred to in this Agreement as “Net Warrant Shares.” If Buyer has made a Buyer Cash Election, a Net Exercise Election shall be accompanied by a properly completed Election Form whereby the Warrant Holder (i) makes a Cash Election with respect to all or a portion of the Net Warrant Shares, (ii) makes a Stock Election with respect to all or a portion of the Net Warrant Shares, or (iii) makes a Non-Election with respect to all or a portion of the Net Warrant Shares. If Buyer does not make a Buyer Cash Election, all Net Warrant Shares will be exchanged for Stock Consideration. If a Warrant Holder timely makes a Net Exercise Election and delivers to the Exchange Agent each Company Stock Warrant to be exercised together with a properly completed Election Form (if applicable), each Net Warrant Share issued upon such exercise shall be treated for all purposes of this Agreement as issued and outstanding immediately prior to the Effective Time. The Net Exercise Election shall be conditioned upon the occurrence of and effective immediately prior to the Effective Time. The number of Net Warrant Shares shall be calculated using the following formula: X = (W)*(Y-Z)/Y, rounded to the nearest whole share, where

X	=	the number of Net Warrant Shares

W	=	the total number of shares of Company Common Stock for which the Company Stock Warrant may be exercised

Y	=	$16.70

Z	=	the Purchase Price (as defined in the Company Stock Warrant)

(iii)          To be effective, a properly completed Warrant Election shall be received by the Exchange Agent by the Election Deadline, accompanied, in the case of a Net Exercise Election, by a properly completed Election Form (if applicable) and by each Company Stock Warrant as to which such Warrant Election is being made.

(iv)          If a Warrant Holder either (i) does not submit a properly completed Warrant Election and Election Form (if applicable) in a timely fashion or (ii) revokes the Warrant Holder’s Warrant Election prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), such Warrant Holder shall be deemed to have made a Net Exercise Election, and if Buyer has made a Buyer Cash Election, such Warrant Holder’s Net Warrant Shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Warrant Election and related Election Form (if applicable), the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Warrant Election, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in a Warrant Election or related Election Form (if applicable).

2.9          Reservation of Right to Revise Structure. Buyer may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (a) alter or change the amount of the consideration to be issued to holders of Company Common Stock as merger consideration as currently contemplated in this Agreement, (b) reasonably be expected to materially impede or delay consummation of the Merger, (c) adversely affect, in the reasonable judgment of the Company’s tax counsel, the federal income tax treatment of holders of Company Common Stock in connection with the Merger, or (d) require submission to or approval of the Company’s or Buyer’s stockholders after the plan of merger set forth in this Agreement has been approved by the Company’s stockholders. In the event that Buyer elects to make such a change, the parties agree to execute such documents to reflect the change as Buyer may reasonably request.

ARTICLE III  -  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1          Making of Representations and Warranties.

(a)           As a material inducement to Buyer and Buyer Bank to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer and Buyer Bank the representations and warranties contained in this Article III, subject to the standards established by Section 9.1.

(b)           On or prior to the date hereof, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III; provided, however, that (a) no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1, and (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Company Material Adverse Effect. Any disclosure made with respect to a section of Article III shall be deemed to qualify any other section of Article III specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other sections.

3.2          Organization, Standing and Authority. The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 9.3). The Company is a member in good standing of the Federal Home Loan Bank of Boston. The Company engages only in activities (and holds properties only of the types) permitted by the National Bank Act.

3.3          Capitalization.

(a)           As of the date hereof, the authorized capital stock of the Company consists solely of 2,000,000 shares of preferred stock, par value $0.01per share, of which no shares are issued and outstanding, 10,000,000 shares of common stock, par value $0.01 per share, of which 3,122,122 shares are issued and outstanding. In addition, as of the date hereof, there are 279,848 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Stock Options and 300,000 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Stock Warrants. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights and the Company Board has not granted or approved any such preemptive or similar rights). Except as set forth on Schedule 3.3 of the Company Disclosure Schedule, there are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company has not issued any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company has not issued, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. Except for the Voting Agreement, there are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. To the Knowledge (as defined in Section 9.3) of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

(b)           Except as set forth on Schedule 3.3 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(c)           Schedule 3.3 of the Company Disclosure Schedule sets forth, as of the date hereof, for each Company Stock Option and other Company stock-based award, the name of the grantee, the date of grant, the type of grant, the status of any option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each award, the vesting schedule of each award, the number of shares of Company

Common Stock that are currently exercisable or vested with respect to such award, the expiration date, and the exercise price per share for each option grant.

(d)           Schedule 3.3 of the Company Disclosure Schedule sets forth, as of the date hereof, for each Company Stock Warrant, the name of the holder, the date of issuance, the number of shares of Company Common Stock subject thereto, the number of shares of Company Common Stock for which each Company Stock Warrant is currently exercisable, the expiration date, and the exercise price.

3.4          Subsidiaries. The Company does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity. The Company is not a member of (nor is any part of the Company’s business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement. The Company does not have any direct or indirect Subsidiaries nor is the Company a direct or indirect Subsidiary of any other entity.

3.5          Corporate Power. The Company has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of Regulatory Approvals (as defined in Section 9.3) and stockholder approval.

3.6          Corporate Authority. This Agreement and the transactions contemplated hereby, subject to approval by the holders of the shares of Company Common Stock as required by law, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (i) unanimously approved the Merger and this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock, (ii) directed that the Merger be submitted for consideration at a meeting of the stockholders of the Company, and (iii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of the Merger at a meeting of the stockholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer Bank and Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock is the only vote of any class of capital stock of the Company required by the National Bank Act or other applicable law, the Articles of Association of the Company or the Bylaws of the Company to approve this Agreement, the Merger and the transactions contemplated hereby.

3.7          Non-Contravention.

(a)           Subject to the receipt of the Regulatory Approvals (as defined in Section 9.3), the required filings under federal and state securities laws and the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock, and except as set forth on Schedule 3.7 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or to which any of the Company’s properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Association or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority (as defined in Section 9.3) under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b)           As of the date hereof, the Company has no Knowledge of any reasons relating to the Company (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition (as defined in Section 6.8) would be imposed.

3.8          Articles of Association; Bylaws; Corporate Records. The Company has made available to Buyer Bank and Buyer a complete and correct copy of its Articles of Association and the Bylaws or equivalent organizational documents, each as amended to date, of the Company. The Company is not in violation of any of the terms of its Articles of Association or Bylaws. Except as set forth on Schedule 3.8 of the Company Disclosure Schedule, the minute books of the Company contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective stockholders and boards of directors (including committees of their respective boards of directors).

3.9          Compliance with Laws. The Company:

(a)           has been for at least the past three years and is in compliance with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act, CRA (as defined in Section 3.31), and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and all other applicable fair lending laws and other laws relating to discriminatory business practices and record retention. In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that the Company has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b)           has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened; and

(c)           except as set forth on Schedule 3.9 of the Company Disclosure Schedule, has received, since January 1, 2014, no notification or communication from any Governmental

Authority (i) asserting that the Company is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist).

3.10        Litigation; Regulatory Action.

(a)           Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or has been pending at any time in the past three years, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b)           Neither the Company nor any of its respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Board of Governors of the Federal Reserve System (the “FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the OCC) or the supervision or regulation of the Company. Except as set forth on Schedule 3.10(b) of the Company Disclosure Schedule, the Company has not been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c)           The Company has not been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

3.11        Financial Statements and Regulatory Reports.

(a)           The Company has previously delivered to Buyer true, correct and complete copies of the consolidated balance sheets of the Company as of December 31, 2016, 2015 and 2014 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2014 through 2016, inclusive, in each case accompanied by the audit report of the Company’s independent registered public accounting firm and the interim financial statements of the Company as of and for the six months ended June 30, 2017 and for 2016. The financial statements referred to in this Section 3.11 (including the related notes and schedules, where applicable, the “Company Financial Statements”) fairly present, and the financial statements referred to in Section 6.12 will fairly present, the consolidated results of operations and consolidated financial condition of the Company for the respective fiscal periods or as of the respective dates therein set forth, in each case in accordance with GAAP (as defined in Section 9.3) consistently applied during the periods involved; provided, however, that the unaudited financial statements are subject to normal year-end audit adjustments and do not contain all footnotes required under GAAP. Except for those liabilities that are fully reflected or reserved against on the most recent audited consolidated balance sheet of the Company as of December 31, 2016 (the “Company Balance Sheet”), set forth on Schedule 3.11 of the Company Disclosure Schedule or incurred in the ordinary course of business consistent with past practice or in connection with this Agreement, since December 31, 2016, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(b)           The Company maintains internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) assets and liabilities of the Company are recorded accurately in the Company’s financial statements.

(c)           Since January 1, 2014, the Company has duly filed with the OCC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

3.12        Absence of Certain Changes or Events. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or in the Company Financial Statements, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2016, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change by the Company in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent registered public accounting firm, (iii) any entry by the Company into any contract or commitment of more than (A) $100,000 in the aggregate or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice or with respect to shares tendered in payment for the exercise of stock options or withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or upon the exercise of stock options, (v) establishment or amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any directors or executive officers of the Company, or any contract or arrangement entered into to make or grant any severance or termination pay, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company, (vi) any material closing agreement, settlement, election or other action made by the Company for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of the Company, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

3.13        Taxes and Tax Returns. For purposes of this Section 3.13, any reference to the Company shall be deemed to include a reference to the Company’s predecessors except where explicitly inconsistent with the language of this Section 3.13.

(a)           The Company has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of the Company and which the Company is contesting in good faith. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, changes or other claims of third parties of any kind (“Liens”) for Taxes (other than Taxes not yet due and payable or that are being contested in good faith) upon any of the assets of the Company.

(b)           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Company’s Knowledge are pending with respect to the Company. Other than with respect to audits that have already been completed and resolved, the Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(d)           The Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2012. The Company has delivered to Buyer correct and complete copies of all examination reports, letter rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by the Company filed for the years ended on or after December 31, 2012. The Company has timely and properly taken such actions in response to and, in compliance with notices, the Company has received from the Internal Revenue Service (the “IRS”) in respect of information reporting and backup and nonresident withholding as are required by law.

(e)           The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(f)            The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections 6662 or 6662A and has not participated in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)           The unpaid Taxes of the Company (i) did not, as of December 31, 2016, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of the Company in filing its Tax Returns. Since December 31, 2016, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after the Closing Date.

(i)                                     The Company has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)                                    The Company has not taken or agreed to take any action to, and to the Knowledge of the Company, there are no facts or circumstances that are reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (b) materially impede or delay receipt of the Regulatory Approvals.

3.14                        Employee Benefit Plans.

(a)                                 Schedule 3.14 of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is maintained by the Company or with respect to which the Company has or may have any liability (the “Company Employee Programs”).

(b)                                 True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Buyer: (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the two most recently filed IRS Forms 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any state or federal agency.

(c)                                  Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.

(d)                                 Each Company Employee Program is, and has been operated, in compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms, in each case, in all material respects. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or, to the Knowledge of the Company, any fiduciary or service provider thereof and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law and with respect to any such contributions, premiums, or other payments required to be made under or with respect to any Company Employee Program that are not yet due or payable, to the extent required by GAAP, adequate reserves are reflected on the Company Balance Sheet.

(e)                                  No Company Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA (as defined below)) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(f)                                   Neither the Company nor any ERISA Affiliate maintains or contributes to, or, within the last six years, has maintained or contributed to, any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan (as defined below) and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(g)                                  Except as set forth on Schedule 3.14 of the Company Disclosure Schedule, none of the Company Employee Programs provides health care or any other non-pension welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law), and the Company has never promised to provide such post-termination benefits.

(h)                                 Each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. Other than as expressly contemplated in this Agreement, neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program.

(i)                                     The per share exercise price of each Company Stock Option was determined in a manner consistent with Section 409A of the Code. Each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code in existence between December 31, 2004 and through December 31, 2008 has been operated in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, and since January 1, 2009, has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(j)                                    No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

(k)                                 Except as set forth and quantified in reasonable detail on Schedule 3.14 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company s; (ii) limit the right of the Company to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code; or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company. Schedule 3.14 of the Company Disclosure Schedule lists the Company’s “disqualified individuals” for purposes of Section 280G of the Code.

(l)                                     For purposes of this Agreement:

(i)                                     “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, supplemental executive retirement plans or arrangements, vacation plans, and all other material employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii)                                  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)                               An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

(iv)                              An entity is an “ERISA Affiliate” of the Company (or other entity if the context of this Agreement requires) if it would have ever been considered a single employer with the Company (or other entity if the context of this

Agreement requires) under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

(v)                                 “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.15                        Labor Matters. The Company is in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and have been in such compliance for at least the past three years. The Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state wage and hour laws for at least the past three years. Other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. The Company does not employ or otherwise engage any Contingent Workers. To the extent that any Contingent Workers are engaged by the Company, the Company classifies and has properly classified and treated them as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable law and for the purpose of all employee benefit plans and perquisites for at least the past three years. The Company is not a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company the subject of a proceeding asserting that the Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company is pending, or to the Knowledge of the Company, threatened. The Company is not involved in, or, to the Knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the Knowledge of the Company, no labor union is attempting to organize employees of the Company or has so attempted in at least the past three years.

3.16                        Insurance. The Company is insured, and during each of the past three calendar years has been insured, for reasonable amounts with, to the Knowledge of the Company, financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company as of the date hereof, including, without limitation, any bank-owned life insurance policies (“BOLI”). Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, all of the policies and bonds maintained by the Company are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied. The Company is not in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company Balance Sheet. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the BOLI, and any other life insurance policies on the lives of any current and former officers and directors of the

Company that are maintained by the Company or otherwise reflected on the Company Balance Sheet are, and will at the Effective Time be, owned by the Company free and clear of any claims thereon by the officers, directors or members of their families.

3.17                        Environmental Matters.

(a)                                 The Company and each property owned, leased or operated by the Company (the “Company Property”) and the Company Loan Properties (as defined below), are, and have been, in compliance in all material respects with all Environmental Laws (as defined below).

(b)                                 There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) at, in, to, on, from or affecting a Company Property, a Company Loan Property, or any property previously owned, operated or leased by the Company.

(c)                                  Neither the Company, nor to the Knowledge of the Company, any Company Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 could reasonably be based. No facts or circumstances exist which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 would reasonably be expected to occur.

(d)                                 To the Knowledge of the Company, no Hazardous Material is present or has been released at, in, to, on, under, from or affecting any Company Property, any Company Loan Property or any property previously owned, operated or leased by the Company in a manner, amount or condition that would result in any liabilities or obligation pursuant to any Environmental Law.

(e)                                  The Company is not an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any Company Loan Property and there are no Company Participation Facilities (as defined below).

(f)                                   To the Knowledge of the Company, except as set forth on Schedule 3.17(f) of the Company Disclosure Schedule, there are and have been no active or abandoned underground storage tanks, gasoline or service stations, or dry-cleaning facilities or operations at, on, in, or under any Company Property.

(g)                                  For purposes of this Section 3.17, (i) “Company Loan Property” means any property in which the Company holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company, and (ii) “Company Participation Facility” means any facility in which the Company participates or has participated in the management of environmental matters.

(h)                                 For purposes of this Section 3.17, (i) “Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, Oil, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety; (ii) “Oil” means oil or petroleum of any kind or origin or in any form, as defined in or regulated pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (iii) “Environment” means any air (including indoor air), soil vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (iv) “Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, (B) the protection of human or worker health and safety, and/or (C) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, or exposure to, Hazardous Material. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material as in effect on or prior to the date of this Agreement.

3.18                        Intellectual Property. Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company or used or held for use by the Company in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

(a)                                 Except as set forth on Schedule 3.18 of the Company Disclosure Schedule, the Company exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

(b)                                 all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company which have been issued by or registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

(c)                                  there are no pending, or, to the Knowledge of the Company, threatened claims against the Company alleging that any activity by the Company or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(d)                                 no activity of the Company nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right;

(e)                                  to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets; and

(f)                                   the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company or used or held for use by the Company in the Business.

(g)                                  For purposes of this Section 3.18, (i) “Business” means the business of the Company as currently conducted; (ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or used or held for use by the Company in the Business which are material to the Business; (iii) “Intellectual Property Assets” means, collectively, (A) patents and patent applications (“Patents”); (B) trade names, logos, slogans, Internet domain names, social media accounts, pages and registrations, registered and unregistered trademarks and service marks and related registrations and applications for registration (“Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable US state trade secret laws as are applicable to know-how and confidential information (“Trade Secrets”); and (iv) “Products” means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company.

(h)                                 All computer systems, servers, network equipment and other computer hardware and software owned, leased or licensed by the Company and used in the Business (“IT Systems”) are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Company. The Company has (i) continuously operated in a manner to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored on any IT Systems), (ii) continuously maintained all licenses necessary to use its IT Systems, and (iii) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two year period prior to the date of this Agreement, there has been no failure with respect to any IT Systems that has had a material effect on the operations of the Business nor has there been any unauthorized access to or use of any IT Systems.

3.19                        Privacy and Protection of Personal Data. In connection with the collection and/or use of an individual’s name, address, credit card information, email address, social security number, and account numbers and any other information that is “non-public personal information” concerning a consumer for Title V of the Gramm-Leach-Bliley Act, 12 C.F.R. part 1016 or otherwise protected information under similar federal or state privacy laws (“Personal Data”), the Company has at all times complied with and currently complies with all applicable statutes and regulations in all relevant jurisdictions where the Company currently conducts business, its publicly available privacy policy, any privacy policy otherwise furnished for customers and any third party privacy policies which the Company has been contractually obligated to comply with, in each case relating to the collection, storage, use and onward transfer of all Personal Data collected by or on behalf of the Company (the “Privacy Requirements”). The Company will have the right after the execution of this Agreement to use such Personal Data in substantially the same manner as used by the Company prior to the execution of this Agreement. The Company has adopted a written information security program approved by the Company Board. Such information security program meets the requirements of 12 C.F.R. part 30, Appendix B, and 201 C.M.R. 17.00 (the “Information Security Requirements”) and includes (A) security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access or use by any parties and (B) the Company’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security, confidentiality of all Personal Data in accordance with the Privacy Requirements and the Information Security Requirements. To the Knowledge of the Company, the Company has not suffered any breach in security that has permitted any unauthorized access to the Personal Data under the Company’s control or possession. The Company has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy, security and confidentiality of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

3.20                        Material Agreements; Defaults.

(a)                                 Except as set forth on Schedule 3.20 of the Company Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, the Company is not a party to nor is it bound by any agreement, contract, arrangement, commitment or understanding (whether written or oral), or amendment thereto: (i) with respect to the employment or service of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of the Company to indemnification from the Company; (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (iv) by and among the Company and any Affiliate thereof, other than intercompany agreements entered into in the ordinary course of business; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company; (vi) which provides for payments to be made by the Company upon a change in control thereof; (vii) which provides for the lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate; (viii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $100,000 in the aggregate; (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business; (x) which is not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum; (xi) which materially restricts the conduct of any business by the Company; or (xii) which otherwise requires payments, or delivery of assets or services, to or from the Company in excess of $100,000 in the aggregate or $50,000 per annum. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.20(a), whether or not set forth on Schedule 3.20 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b)                                 Each Company Material Contract is legal, valid and binding upon the Company and to the Knowledge of the Company, all other parties thereto, and is in full force and effect. The Company is not in breach of or default under any Company Material Contract, or, to the Knowledge of the Company, any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, (i) no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and (ii) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The Company has not received any notice from any other party to a Company Material Contract that such party intends to terminate, or not renew, a Company Material Contract, or is seeking the renegotiation thereof or substitute performance thereunder.

3.21                        Property and Leases.

(a)                                 The Company has good, record and marketable title to all the real property and all other property interests owned or leased by it and included in the Company Balance Sheet or acquired thereafter, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company consistent with past practice, and (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities. The Company has not received written notice of any violation of any recorded easements, covenants or restrictions affecting any of the real property or other property interests owned or leased by it that would reasonably be expected to require expenditures by the Company or to result in an impairment in or limitation on the activities presently conducted there, and, to the Knowledge of the Company, no other party is in violation of any such easements, covenants or restrictions.

(b)                                 Each lease or sublease of real property to which the Company is a party is listed on Schedule 3.21(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect. There exists no breach or default under any such lease or sublease by the Company, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company and, to the Knowledge of the Company, there exists no default under any such lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Company has not received any notice from any other party to such a lease or sublease that such party intends to terminate, or not renew, such lease or sublease, or is seeking the renegotiation thereof. The Company has previously made available to Buyer complete and correct copies of all such leases and subleases, including all amendments and modifications thereto.

(c)                                  Schedule 3.21(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(d)                                 Except as set forth on Schedule 3.21(d) of the Company Disclosure Schedule, none of the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require expenditures by the Company or to result in an impairment in or limitation on the activities presently conducted thereon. Except as set forth on Schedule 3.21(d) of the Company Disclosure Schedule, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.21(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such properties or any plants, buildings or other structures thereon.

3.22                        Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it in order to render inapplicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, and the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, all “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statutes or similar federal or state laws (collectively, “Takeover Laws”).

3.23                        Regulatory Capitalization. As of the date hereof, the Company is “well capitalized,” as such term is defined for purposes of the Prompt Corrective Action Regulations promulgated by the OCC.

3.24                        Loans; Nonperforming and Classified Assets.

(a)                                 Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit, credit card accounts, and loan commitments, on the Company’s books and records (collectively, “Loans”) (i) is evidenced by notes, agreements, other evidences of indebtedness, security instruments (if applicable) that are true, genuine, enforceable and what they purport to be, and documentation appropriate and sufficient to enforce such loan in accordance with its terms, complete and correct sets of originals of all such documents which (or, to the extent an original is not necessary for the enforcement thereof, true, correct and complete copies thereof) are included in such books and records; (ii) represents the legal, valid and binding obligation of the related borrower, enforceable in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and (iii) complies with applicable law, including the Finance Laws and any other applicable laws and regulations. With respect to each Loan, to the extent applicable, the Loan file contains (i) all original notes, agreements, other evidences of indebtedness, security instruments and financing statements. Each Loan file contains true, complete and correct copies of all Loan documents evidencing, securing, governing or otherwise related to the Loan.

(b)                                 Other than Loans that have been pledged to the Federal Home Loan Bank in the ordinary course of business, no Loan has been assigned or pledged, and the Company has good and marketable title thereto, without any basis for forfeiture thereof. The Company is the sole owner and holder of the Loans free and clear of any and all Liens other than a Lien of the Company.

(c)                                  Each Loan, to the extent secured by a Lien of the Company, is secured by a valid, perfected and enforceable Lien of the Company in the collateral for such Loan.

(d)                                 Each Loan was underwritten and originated by the Company (i) in the ordinary course of business and consistent with the Company’s policies and procedures for loan origination and servicing in place at the time such Loan was made, (ii) in a prudent manner, and (iii) in accordance with applicable law, including without limitation, laws related to usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory lending, abusive lending, fair credit reporting, unfair collection practice, origination, collection and servicing.

(e)                                  Each Loan has been marketed, solicited, brokered, originated, made, maintained, serviced and administered in accordance with (i) applicable law, including the Equal Credit Opportunity Act, Regulation B of the Consumer Financial Protection Bureau and the Fair Housing Act; (ii) the Company’s applicable loan origination and servicing policies and procedures; and (iii) the Loan documents governing each Loan.

(f)                                   No Loan is subject to any right of rescission, set-off, claim, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the note or the mortgage (if applicable), or the exercise of any right thereunder, render either the note or the mortgage (if applicable) unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury.

(g)                                  Each Loan that is covered by an insurance policy or guarantee was (i) originated or underwritten in accordance with the applicable policies, procedures and requirements of the insurer or guarantor of such Loan at the time of origination or underwriting and (ii) continues to comply with the applicable policies, procedures and requirements of the insurer or guarantor, such that the insurance policy or guarantee covering the Loan is in full force and effect.

(h)                                 Schedule 3.24 of the Company Disclosure Schedule discloses as of August 31, 2017: (i) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in violation, breach or default of any other provision thereof, including a description of such breach or default; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company or a Governmental Authority (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater stockholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. Except as permitted by applicable law, all Loans for which any borrower or obligor is an “insider” of the company or an Affiliate of the Company as defined for purposes of 12 U.S.C. §§375a or 375b or as implemented by the FRB’s Regulation O, have been made by the Company in an arms-length manner on substantially the same terms, including interest rates and collateral, as, and following underwriting procedures that are no less stringent than, those prevailing at the time for comparable transactions with other Persons that are not insiders and not employed by the Company, and do not involve more than normal risk of collectability or present other unfavorable features.

(i)                                     The allowance for Loan losses reflected in the Company Financial Statements, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(j)                                    The Company has previously made available to Buyer and Buyer Bank complete and correct copies of its lending and servicing and policies and procedures.

(k)                                 No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to any Loan has taken place on the part of the Company or, to the Knowledge of the Company, any other person, including, without limitation, any borrower, any broker, any correspondent or any settlement service provider.

(l)                                     The Company is not in breach, and has not breached, any provision contained in any agreement pursuant to which the Company has brokered, originated, made, sold, participated or performed any activity in connection with any Loan.

(m)                             There is no action, suit, proceeding, investigation, or litigation pending, or to the best of the Company’s Knowledge, threatened, with respect to any Loan.

(n)                                 There are no defaults as to the Company’s compliance with the terms of any Loan.

3.25                        Deposits.

(a)                                 The deposits of the Company have been solicited, originated and administered by the Company in accordance with the terms of their governing documents in effect from time to time and with applicable law.

(b)                                 Each of the agreements relating to the deposits of the Company is valid, binding, and enforceable upon its respective parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

(c)                                  The Company has complied with applicable law relating to overdrafts, overdraft protection and payment for overdrafts.

(d)                                 Any debit cards issued by the Company with respect to the deposits of the Company have been issued and administered in accordance with applicable law, including the Electronic Fund Transfer Act of 1978, as amended, and Regulation E of Consumer Financial Protection Bureau.

3.26                        Investment Securities. The Company has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its business employs investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses. The Company has complied with applicable regulations promulgated by the OCC and relevant provisions of the National Bank Act, as well as the requirements of Section 13 of the Bank Holding Company Act of 1956, as amended (the “BHCA”) and the regulations promulgated thereunder (the “Volcker Rule”) and the Company will not be required to divest securities during the Volcker Rule conformance period.

3.27                        Investment Management; Trust Activities.

(a)                                 Except as set forth on Schedule 3.27 of the Company Disclosure Schedule, none of the Company or its directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

(b)                                 Except as set forth on Schedule 3.27 of the Company Disclosure Schedule, the Company does not engage in any trust business, nor does it administer or maintain accounts for which it acts as fiduciary, including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.

3.28                        Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company, and were entered into with counterparties believed at the time by the Company to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company has duly performed its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company has adopted policies and procedures consistent with the requirements of Governmental Authorities with respect to its derivatives program. For purposes of this Section 3.28, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.29                        Repurchase Agreements. With respect to all agreements pursuant to which the Company has purchased securities subject to an agreement to resell, if any, the Company has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

3.30                        Deposit Insurance. The deposits of the Company are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the fullest extent permitted by law, and the Company has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

3.31                        CRA, Bank Secrecy Act, Anti-money Laundering and Information Security.

(a)                                 The Company is not a party to any agreement with any individual or group regarding matters related to the Community Reinvestment Act of 1977, as amended, and any equivalent applicable state laws (collectively, the “CRA”). The Company is in compliance with all applicable requirements of the CRA, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of the Company, there are no conditions, facts or circumstances that could reasonably be expected to result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(b)                                 The Company is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act” and all such applicable laws, the “Money Laundering Laws”). The Company Board has adopted and the Company has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the Bank Secrecy Act, as amended, and the requirements of the regulations implementing the same.

(c)                                  None of (i) the Company,(ii) any Person on whose behalf the Company is acting, or (iii) to the Company’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by the Company, is (A) named on the most current list of “Specially Designated Nationals” published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory that is subject to country-wide or region-wide sanctions administered by OFAC or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. No Person or Persons collectively owning more than fifty percent (50%) or more of the beneficial interests of the Company are described in clauses (A) through (D) above. The Company has not engaged in transactions of any type with any party described in clauses (A) through (H) in the past and is not currently engaging in such transactions. The Company has in place and maintains internal policies and procedures that are reasonably designed to ensure the foregoing.

(d)                                 The Company has no Knowledge of, and has not been advised of, or has any reason to believe (because of the Company’s Home Mortgage Disclosure Act data for the year ended December 31, 2016, filed with the OCC, or otherwise) that any facts or circumstances exist, which would cause the Company to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, the Information Security Requirements. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving the Company with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State or the Information Security Requirements is pending or, to the Knowledge of the Company, threatened.

3.32                        Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor or debtor to, any stockholder owning 5% or more of the outstanding Company Common Stock, director, employee or Affiliate (as defined in Section 9.3) of the Company, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company. The Company is not a party to any transaction or agreement with any of its respective Affiliates, stockholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

3.33                        Brokers; Opinion of Financial Advisor. No action has been taken by the Company that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Keefe, Bruyette and Woods, Inc. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Company’s Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the factors, limitations and assumptions set forth therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders.

3.34                        No Inducement or Reliance; Independent Assessment. The Company acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, clients, assets, liabilities, properties and prospects of Buyer and Buyer Bank. In making its determination to enter into this Agreement and to proceed with the Merger, the Company has relied solely upon (a) the results of its own independent investigation, including any investigation conducted by a Company Representative, and (b) the representations and warranties of Buyer and Buyer Bank expressly set forth in Article IV of this Agreement and any certificate delivered pursuant to this Agreement, as qualified by the Buyer Disclosure Schedule. The Company acknowledges and agrees that such representations and warranties by Buyer and Buyer Bank constitute the sole and exclusive representations and warranties of Buyer and Buyer Bank to the Company in connection with this Agreement and the Merger, and the Company understands, acknowledges, and agrees that it is not relying and has not relied on any other representation, warranty, statement or information made or provided by Buyer or Buyer Bank, or by any of their respective stockholders or any of their Affiliates, or by any Company Representative, or, of any kind or nature, express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, clients, assets, liabilities, properties or prospects of Buyer or Buyer Bank), whether made before or after the date of this Agreement, and if any such other representation, statement or information was made or provided it is specifically disclaimed by Buyer or Buyer Bank.

ARTICLE IV  —  REPRESENTATIONS AND WARRANTIES
OF BUYER AND BUYER BANK

4.1                               Making of Representations and Warranties.

(a)                                 As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Buyer Bank hereby make to the Company the representations and warranties contained in this Article IV, subject to the standards established by Section 9.1.

(b)                                 On or prior to the date hereof, Buyer and Buyer Bank have delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1, and (b) the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Buyer Material Adverse Effect. Any disclosure made with respect to a section of Article IV shall be deemed to qualify any other section of Article IV specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other sections.

4.2                               Organization, Standing and Authority.

(a)                                 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is registered with the FRB as a bank holding company within the meaning of the BHCA and meets the applicable requirements for qualification as such under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect (as defined in Section 9.3). Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.

(b)                                 Buyer Bank is a savings bank duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC to the fullest extent permitted by law. Buyer Bank is a member in good standing of the Federal Home Loan Bank of Boston. Buyer Bank engages only in activities (and holds properties only of the types) permitted by the FDIA and Massachusetts law and the rules and regulations of the FRB and the Massachusetts Commissioner of Banks promulgated thereunder.

4.3                               Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 200,000,000 shares of Buyer Common Stock, of which 76,651,039 shares are outstanding. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights.

4.4                               Corporate Power. Each of Buyer and Buyer Bank has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the receipt of Regulatory Approvals.

4.5                               Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary action by each of Buyer and Buyer Bank and no action is required of the stockholders of Buyer or Buyer Bank with respect to any of the transactions contemplated hereby except with respect to Buyer Bank, to obtain the approval of Buyer, as sole stockholder of Buyer Bank, of the Merger. Each of Buyer and Buyer Bank has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of each of Buyer and Buyer Bank, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

4.6                               Non-Contravention.

(a)                                 Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws and applicable stock exchange rules, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer and Buyer Bank do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer, Buyer Bank or of any of their Subsidiaries or to which Buyer, Buyer Bank or any of their Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under the organizational documents of Buyer or Buyer Bank, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b)                                 As of the date hereof, Buyer and Buyer Bank have no Knowledge of any reasons why (i) all of the Regulatory Approvals shall not be procured from the applicable

Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

4.7                               Certificate of Incorporation; Bylaws. Buyer has made available to the Company a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, of Buyer. Buyer Bank has made available to the Company a complete and correct copy of its Articles of Organization and Bylaws. Buyer and Buyer Bank are not in violation of any of the terms of their organizational documents.

4.8                               Compliance with Laws. Buyer and each of its Subsidiaries:

(a)                                 has been for at least the past three years and is in compliance with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws, and all other applicable fair lending laws and other laws relating to discriminatory business practices. In addition, there is no pending or, to the Knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the Knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b)                                 has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened; and

(c)                                  has received, since January 1, 2014, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist).

4.9                               Litigation.

(a)                                 Except as set forth on Schedule 4.9 of the Buyer Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries or has been pending at any time in the past three years, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b)                                 Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c)                                  Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

4.10                        SEC Documents; Financial Reports; and Regulatory Reports.

(a)                                 Buyer’s Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2016 (the “Buyer 2016 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2014 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the U.S. Securities and Exchange Commission (the “SEC”), and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act (each as defined in Section 9.3), as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements.

(b)                                 Buyer maintains internal controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Buyer, (iii) access to assets of Buyer is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Buyer is compared with existing assets at regular intervals, and (v) assets and liabilities of Buyer are recorded accurately in Buyer’s financial statements.

(c)                                  Since January 1, 2014, Buyer and its Subsidiaries have duly filed with the FRB, the OCC, the FDIC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

4.11                        Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2016, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.12                        Regulatory Capitalization. Buyer Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the Prompt Corrective Action rules promulgated by the FRB. Buyer is, and immediately after the Effective Time will be, a “well capitalized” bank holding company as such term is defined in the rules and regulations promulgated by the FRB.

4.13                        CRA, Anti-money Laundering and Customer Information Security.

(a)                                 Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding matters related to the CRA. Buyer Bank is in compliance with all applicable requirements of the CRA, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Buyer, there are no conditions, facts or circumstances that could reasonably be expected to result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(b)                                 Buyer and each of its Subsidiaries, including Buyer Bank, is in compliance, and in the past has complied with, all applicable laws relating to the prevention of money laundering of any Governmental Authority applicable to it or its property or in respect of its operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the USA PATRIOT Act, and the Money Laundering Laws. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental

Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

(c)                                  None of (i) Buyer, (ii) any Subsidiary of Buyer, (iii) any Person on whose behalf Buyer or any Subsidiary of Buyer is acting, or (iv) to Buyer’s Knowledge, any Person who directly or indirectly beneficially owns securities issued by Buyer or any Subsidiary of Buyer, is (A) named on the most current list of “Specially Designated Nationals” published by OFAC or the most recent Consolidated Sanctions List published by OFAC, (B) otherwise a country, territory or Person that is the target of sanctions administered by OFAC or the U.S. Department of State, (C) a Person engaged, directly or indirectly, in any transactions or other activities with any country, territory or Person prohibited by OFAC, (D) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, (E) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, (F) a Person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (G) a Person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns or (H) a Person that otherwise appears on any U.S.-government provided list of known or suspected terrorists or terrorist organizations. Neither Buyer and nor any of its Subsidiaries, including Buyer Bank, has engaged in transactions of any type with any party described in clauses (A) through (H) in the past and neither Buyer nor any of its Subsidiaries, including Buyer Bank, is currently engaging in such transactions. Buyer and its subsidiaries, including Buyer Bank, have in place and maintain internal policies and procedures that are reasonably designed to ensure the foregoing.

(d)                                 Buyer is in compliance with the Privacy Requirements, and 12 C.F.R. part 208, Appendix D-2, and 201 C.M.R. 17.00. The Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented a written information security program that meets the requirements of applicable law.

(e)                                  Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2016, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer or any Subsidiary of Buyer, including Buyer Bank to be deemed not to be in compliance with the CRA, the Money Laundering Laws, any economic or trade sanctions programs administered by OFAC or the U.S. Department of State, 12 C.F.R. part 208, Appendix D-2, or 201 C.M.R. 17.00. No action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Buyer or its Subsidiaries, including Buyer Bank, with respect to the Money Laundering Laws, any economic or trade sanctions administered by OFAC or the U.S. Department of State, the Privacy Requirements, 12 C.F.R. part 208, Appendix D-2, or 201 C.M.R. 17.00 is pending or, to the knowledge of Buyer, threatened.

4.14                        Brokers. No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

4.15                        Deposit Insurance. The deposits of Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened.

4.16                        Investment Securities. Each of Buyer and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Buyer or its Subsidiaries. Such securities are valued on the books of Buyer in accordance with GAAP. Buyer and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which Buyer believes are prudent and reasonable in the context of such businesses. Buyer and its Subsidiaries have complied with the requirements of Section 13 of the BHCA and the Volcker Rule and neither Buyer nor any of its Subsidiaries will be required to divest securities during the Volcker Rule conformance period.

4.17                        Sufficient Funds. Buyer has, and will have as of the Closing, sufficient funds to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

4.18                        Employees and Benefit Plans. Each of the employee benefit plans (within the meaning of Section 3(3) of ERISA) established, maintained and/or contributed by Buyer and Buyer Bank has been administered in accordance with its terms and applicable law in all material respects.

4.19                        Certain Actions. Neither Buyer nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Buyer, there are no facts or circumstances, that are reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (b) materially impede or delay receipt of the Regulatory Approvals.

4.20                        No Inducement or Reliance; Independent Assessment. Each of Buyer and Buyer Bank acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, clients, assets, liabilities, properties and prospects of the Company. In making its determination to enter into this Agreement and to proceed with the Merger, each of Buyer and Buyer Bank has relied solely upon (a) the results of its own independent investigation, including any investigation conducted by any Buyer Representative, and (b) the representations and warranties of the Company expressly set forth in Article III of this Agreement and any certificate delivered pursuant to this Agreement, as qualified by the Company Disclosure Schedule. Each of Buyer and Buyer Bank acknowledge and agree that such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company to Buyer and Buyer Bank in connection with this Agreement and the Merger, and each of Buyer and Buyer Bank understands, acknowledges, and agrees that it is not relying and has not relied on any other representation, warranty, statement or information made or provided by the Company, or by any of the Company stockholders or any of their Affiliates, or by any Buyer Representative, or, of any kind or nature, express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, clients, assets, liabilities, properties or prospects of the Company), whether made before or after the date of this Agreement, and if any such other representation, statement or information was made or provided it is specifically disclaimed by the Company.

ARTICLE V - COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Company Forbearances. From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), the Company will not:

(a)                                 Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use all commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby, or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.

(b)                                 Stock. (i) Other than pursuant to Company Stock Options, stock based awards, or Company Stock Warrants outstanding as of the date hereof, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) except pursuant to Section 2.8 of this Agreement, accelerate the vesting of any Company Stock Options, Company Stock Warrants, stock appreciation rights or other rights to subscribe for or acquire shares of stock, (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or, other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options, acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities, or (v) grant or approve any preemptive or similar rights with respect to any shares of Company Common Stock.

(c)                                  Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock, or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options).

(d)                                 Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance, retention, change-in-control or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice; provided, however, that such increases do not exceed five percent (5%) on an individual basis, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.20 of the Company Disclosure Schedule, or (iv) bonus payments in the ordinary course of business consistent with past practices, provided that such payments or increases pursuant to this Section 5.1(d) shall not exceed the aggregate amounts set forth on Schedule 5.1(d).

(e)                                  Benefit Plans. Except (i) as may be required by applicable law or this Agreement or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14 of the Company Disclosure Schedule or Section 6.10(c) of the Buyer Disclosure Schedule, enter into, establish, adopt or amend any Company Employee Program or any other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f)                                   Company Employees. Hire any member of senior management or other key employee, elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement or elect to the Company Board any person who is not a member of the Company Board as of the date of this Agreement, except for (i) the hiring of at-will employees having a title of manager or lower to replace employees of the Company that cease to be employed by the Company after the date hereof, and only at an annual rate of salary for such replacement employees not to exceed $80,000 or (ii) as set forth on Schedule 5.1(f) of the Company Disclosure Schedule.

(g)                                  Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company taken as a whole.

(h)                                 Governing Documents. Amend its Articles of Association or Bylaws (or equivalent documents).

(i)                                     Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.

(j)                                    Capital Expenditures. Except for any emergency repairs to real or personal property owned by Company, notice of which shall be provided to Buyer 48 hours prior to such repairs, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually, or $100,000 in the aggregate.

(k)                                 Contracts. Enter into or terminate any Company Material Contract or amend or modify in any material respect any Company Material Contract.

(l)                                     Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company is a party, which settlement or similar agreement involves payment by the Company of any amount which exceeds $10,000 individually or $25,000 in the aggregate and/or would impose any material restriction on the business of the Company after the Effective Time, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect; provided, however, that the foregoing shall not apply to any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, or any other action, suit, proceeding, order or investigation relating to the transactions contemplated hereby or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(m)                             Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location, or branching or site relocation or closure.

(n)                                 Derivative Transactions. Enter into any Derivative Transactions.

(o)                                 Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(p)                                 Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount not in accordance with the Company’s investment policy or (ii) any other debt security other than in accordance with the Company’s investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with the Company’s investment policy.

(q)                                 Loans. (i) Make, increase or purchase any Loan (which for purposes of this Section 5.1(q) shall include both funded and unfunded commitments) if, as a result of such action, the total commitment to the borrower and the borrower’s Affiliates would equal or exceed $5,300,000; (ii) make, increase or purchase any fixed-rate Loan with pricing below the lesser of (A) 4.25% or (B) the Federal Home Loan Bank classic advance rate for like terms plus 210 basis points; or (iii) renegotiate, renew, increase, extend, modify or purchase any existing Loan rated “special mention” or lower by the Company Bank in an amount equal to or greater than $500,000.

(r)                                    Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material.

(s)                                   Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(t)                                    Tax Matters. Make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended Tax Return, fail to timely file any material Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, surrender any material right to claim a refund of Taxes, consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax. For purposes of this Section 5.1(t), “material” shall mean affecting or relating to $50,000 or more of taxable income.

(u)                                 Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(v)                                 Adverse Actions. (i) Knowingly take any action that would, or would be reasonably likely to, (a) prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (b) materially impede or delay receipt of any Regulatory Approval; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement.

(w)                               Agreements. Resolve, agree or commit to do anything prohibited by this Section 5.1.

5.2                               Forbearances of Buyer and Buyer Bank. From the date hereof until the Effective Time, except as set forth on the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer and Buyer Bank will not, and will cause each of their respective Subsidiaries not to (i) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) knowingly take any action that would, or would be reasonably likely to, materially impede or delay receipt of any Regulatory Approval, or (iii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement.

ARTICLE VI - ADDITIONAL AGREEMENTS

6.1                               Stockholder Approval.

(a)                                 Company Stockholder Approval. Following the execution of this Agreement, the Company shall, in consultation with Buyer, take all action necessary to convene a Company Meeting as promptly as practicable (and in any event within 45 days following the time when the Registration Statement (as defined in Section 6.2(a)) becomes effective).

(i)                                     The Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the National Bank Act, the Articles of Association and Bylaws of the Company, and all other applicable legal requirements. The Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer. The Company shall not adjourn or postpone the Company Meeting unless requested by Buyer or with Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed in the event that such adjournment or postponement is required to (i) allow additional time to solicit proxies if, as of the time for which the Company Meeting is scheduled, (A) there are insufficient shares of Company Common Stock present, either in person or by proxy, to constitute a quorum necessary to conduct the business of the Company Meeting (in which case, the Company shall use its reasonable best efforts to obtain a quorum as expeditiously as possible) or (B) there are insufficient shares of Company Common Stock present, either in person or by proxy, that have been or will be voted in favor of the Merger, this Agreement and the transactions contemplated hereby to constitute Company Stockholder Approval but the Company reasonably believes that it will be able to secure Company Stockholder Approval if the Company Meeting is so adjourned or postponed (in which case, the Company shall use its reasonable best efforts to solicit enough additional proxies sufficient to secure Company Stockholder Approval as expeditiously as possible and in any event not more than 15 Business Days), or (ii) to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Meeting).

(ii)                                  Subject to Section 6.5 hereof, (i) the Company Board shall unanimously recommend that the Company’s stockholders vote to approve the Merger, this Agreement and the transactions contemplated hereby and any other matters required to be approved by the Company’s stockholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (ii) the Proxy Statement/Prospectus shall include the Company Recommendation.

(b)                                 Solicitation of Proxies. Subject to the provisions of Section 6.5 hereof, the Company shall use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of this Agreement and the transactions contemplated hereby and shall take all other action necessary or advisable to secure the Company Stockholder Approval.

6.2                               Registration Statement.

(a)                                 Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be filed with the SEC within 45 days after the date hereof and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Company’s independent registered public accounting firm and other representatives, as applicable, in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to its stockholders.

(b)                                 Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries (with respect to Buyer), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and, with respect to Buyer, its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Company’s stockholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware, prior to the Company Meeting or, if later, the Election Deadline, of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

(c)                                  Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.3                               Press Releases. Buyer and the Company will issue a mutually agreed upon press release announcing this Agreement and the transactions contemplated hereby and will not issue any press release or make any public statement or other disclosure regarding this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

6.4                               Access; Information.

(a)                                 Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall furnish promptly to Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company is not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company as Buyer or any Buyer Representative may reasonably request. The Company shall not be required to provide access to or to disclose minutes or similar records of meetings of the board of directors or any committee that includes discussion any of the transactions contemplated by this Agreement or any information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b)                                 Buyer agrees to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.3), as if it were the party receiving the confidential information as described therein). No investigation by one party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to each party’s obligation to consummate the transactions contemplated by this Agreement. The terms of the Confidentiality Agreement shall remain in full force and effect until the Closing.

6.5                               No Solicitation.

(a)                                 The Company shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company shall, and shall cause each of the Company Representatives to, (i) immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal, and (ii) as soon as practicable after the date hereof, request the prompt return or destruction of all confidential information made available by the Company or on its behalf during the past fourteen months in connection with any actual or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company representing, in the aggregate, 15% or more of the assets of the Company on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of the Company; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)                                 Notwithstanding Section 6.5(a), prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, (A) after consultation with its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, that it is required to take such actions to comply with the fiduciary standard of conduct required of the Company Board under applicable law and the Company’s Bylaws; (iii) the Company has provided Buyer with at least twenty-four hours’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms not materially less favorable to the Company than those contained in the Confidentiality Agreement. In addition, if the Company receives an Acquisition Proposal that constitutes or is reasonably expected to result in a Superior Proposal and the Company has not breached any of the covenants set forth in this Section 6.5, then the Company, or any Company Representative may, with the prior approval of the Company Board at a duly called meeting, contact the Person who has submitted (and not withdrawn) such Acquisition Proposal, or any of such Person’s representatives, solely (i) to clarify the terms and conditions of such Acquisition Proposal and (ii) if such Acquisition Proposal initially is made orally, to direct such Person to submit the Acquisition Proposal to the Company confidentially in writing. The Company shall promptly provide to Buyer any non-public information regarding the Company provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with outside legal counsel and its independent financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c)                                  The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such inquiry, proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). The Company agrees that it shall keep Buyer informed, on a reasonably current basis (and in any event within 24 hours), of the status and terms of any material developments with respect to such inquiry, proposal, offer, information request, negotiations or discussions (including, in each case, any amendments or modifications thereto). The Company shall provide Buyer and Buyer Bank with at least 24 hours’ prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal.

(d)                                 Neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend, modify or withhold, or propose to withdraw, qualify, amend, modify or withhold, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within five Business Days following a request by Buyer, or make any statement, announcement or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)                                  Notwithstanding Section 6.5(d), prior to the date of the Company Meeting, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the fifth Business Day following Buyer’s receipt of a written notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.5) constitutes a Superior Proposal if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with the fiduciary standard of conduct required of the Company Board under applicable law and the Company’s Bylaws, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 6.5(e), except that the Notice Period shall be reduced to three Business Days.

(f)                                   Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to the Company’s stockholders at the Company Meeting for the purpose of voting on, the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the Company Board shall have made a Company Subsequent Determination, then the Company Board may submit this Agreement to the Company’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto. In addition to the foregoing, the Company Board shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger at the Company Meeting.

6.6                               Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

6.7                               Shares Listed. Prior to the Effective Time, to the extent required by NASDAQ, Buyer shall file a notice of additional listing of shares with NASDAQ with respect to the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.

6.8                               Regulatory Applications; Filings; Consents. Buyer, its Subsidiaries and the Company shall cooperate and use their respective reasonable best efforts (a) to promptly prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to (i) agree to any prohibition, limitation, condition or other requirement which would (A) prohibit or materially limit the ownership or operation by the Company, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or Buyer or any of its Subsidiaries, (B) compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or Buyer or any of its Subsidiaries, or (C) compel Buyer or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or request, if the prohibition, limitation, condition or other requirement described in clauses (A)-(C) of this sentence would have a material adverse effect on the future operation by Buyer and its Subsidiaries of their business, taken as a whole, or (ii) agree to any condition or make any commitment that (A) is not comparable in any material respect to those imposed in connection with comparable transactions in the United States and that would not be reasonably foreseeable based upon publicly available information or discussions or communications prior to the date of this Agreement involving Buyer or any of its Subsidiaries and any regulatory authority and (B) would have a material adverse effect on the future operation by Buyer and its Subsidiaries of their business, taken as a whole ((i) and (ii) together, the “Burdensome Conditions”). Provided that the Company has cooperated as required above, Buyer agrees to use reasonable best efforts to file the requisite applications or notices to be filed by it with the FRB and the OCC within 45 days after the date hereof. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

6.9                               Indemnification; Directors’ and Officers’ Insurance.

(a)                                 Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company (the “Indemnified Parties”) as provided in the Company’s Articles of Association or Bylaws or as provided in applicable law as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger, subject to applicable law.

(b)                                 Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is not more than 200% of the annual premium currently paid by the Company for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c)                                  In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.

(d)                                 The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.10                        Employees and Benefit Plans.

(a)                                 This Agreement is not intended to provide to any employee of the Company with a right to continuing employment after the Effective Time, and the employees of the Company shall become employees at will of Buyer Bank. From and for, at least, the 12 month period after the Effective Time, Buyer agrees to provide the employees of the Company who remain employed after the Effective Time (collectively, the “Company Employees”) with at least the types and levels of employee benefits comparable in the aggregate to those then maintained by Buyer, for similarly-situated employees of Buyer and on terms no less favorable than provided to such employees. Buyer will treat, and cause its applicable Employee Programs to treat, the service of the Company Employees with the Company as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for level of benefits (but not for benefit accrual under any defined benefit plan) attributable to any period before the Effective Time. Without limiting the foregoing, but subject to the terms and conditions of Buyer’s applicable Employee Programs, Buyer shall take commercially reasonable efforts to cause the Company’s employees to receive credit for their prior service for eligibility and vesting purposes in Buyer’s 401(k) plan and for purposes of determining the length of vacation, sick time, paid time off and severance under Buyer’s applicable plan or policy. Buyer shall also provide that the Company’s employees shall not be treated as “new” employees for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company immediately prior to the Effective Time, and to provide that any deductibles, co-payments or out-of-pocket expenses paid under any of the Company’s health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer’s health plans upon delivery to Buyer of appropriate documentation, subject to the terms and conditions of the applicable Employee Program. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Company Employee or the funding of any such benefit.

(b)                                 Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company. Notwithstanding the foregoing, unless a Company Employee affirmatively terminates coverage (or causes coverage to terminate) under a Company health plan prior to the time such Company Employee becomes eligible to participate in a health plan of Buyer or Buyer’s Subsidiary, no coverage of any of the Company Employees or their dependents shall terminate under any of the Company health plans prior to the time such Company Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Buyer or any Buyer Subsidiary and their dependents.

(c)                                  From and after the Effective Time, Buyer agrees to cause the Surviving Bank to honor and continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of the Company existing as of the date hereof and listed in Schedule 6.10(c).

(d)                                 If requested by Buyer, the Company shall terminate its 401(k) plan effective as of the day prior to the Effective Time (but contingent upon the occurrence thereof) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonably satisfactory to Buyer. If the Company 401(k) plan is terminated, Buyer agrees to permit participants in the Company 401(k) plan who are Company Employees to roll over their account balances and outstanding loan balances from such plan to Buyer’s 401(k) plan, and such Company Employees who satisfy the eligibility requirements of Buyer’s 401(k) plan (taking into account credit for prior years of service with the Company pursuant to Section 6.10(a), other than for purposes of profit-sharing contribution) shall be eligible to immediately participate in Buyer’s 401(k) plan.

(e)                                  Buyer agrees to honor the severance guidelines attached as Schedule 6.10(e) in connection with the termination of employment of any Company Employee, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily (other than for Cause, as defined in Schedule 6.10(e)) within one year following the Effective Time. Any such terminated Company Employee shall receive a lump sum severance payment from Buyer in such amounts, at such times, and upon such conditions as set forth on said Schedule.

(f)                                   Buyer shall designate, in consultation with the Company, certain employees of the Company not subject to change of control agreements who will be entitled to receive a retention bonus from Buyer Bank in the event such employee remains an employee of Buyer as of the Closing Date and/or through a post-Closing transition period reasonably determined by Buyer, including systems conversion, if applicable. The maximum aggregate amount of such retention bonuses payable to all such designated employees shall be $50,000 and the allocation and timing of payment of each such bonus will be determined by Buyer, in consultation with the Company. Buyer shall communicate the amount and terms of the retention bonus not more than 30 days after the date hereof.

(g)                                  From the date hereof through the Closing, the Company shall, and shall cause its applicable Affiliates to, provide Buyer with reasonable access (at reasonable times, upon reasonable notice and in a manner that will not materially interfere with the normal operations of the Company) to the (i) employees of the Company and (ii) the Company’s human resources personnel and personnel records (to the extent not prohibited by Applicable Law) for purposes of (A) facilitating an orderly transition of such employees from and after the Closing, (B) making announcements concerning, and preparing for the consummation of, the transactions contemplated by this Agreement, and (C) engaging, communicating or meeting with and/or presenting to such employees on either an individual or group basis with respect to matters related to their prospective continued employment with Buyer on and after the Closing. The Company and Buyer shall use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to the employees of the Company regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

(h)                                 Notwithstanding the foregoing, nothing contained in this Section 6.10 shall (i) be treated as an amendment of any particular Employee Program or any other employee benefit plan, program, policy, agreement or arrangement or (ii) give any third party, including any Company Employee, any former employee of the Company or any beneficiary representative thereof, any right to enforce the provisions of this Section 6.10. Nothing contained in this Agreement is intended to (x) confer upon any Company Employee or any other Person any right to continued employment after the Effective Time or (y) prevent Buyer or any of its Affiliates from amending, modifying or terminating any Employee Program or any other employee benefit plan, program, policy, agreement or arrangement.

6.11                        Notification of Certain Matters. Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VII not being satisfied, or (b) notwithstanding the standards set forth in Section 9.1, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.

6.12                        Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 15 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company.

6.13                        Confidentiality Agreement. The terms of the Confidentiality Agreement shall remain in full force and effect until the Closing.

6.14                        Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

6.15                        Certain Litigation. The Company shall provide Buyer prompt written notice of, and the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent.

6.16                        Classified Loans. The Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Classified Loans.

6.17                        Leases. Upon request of Buyer, the Company shall use commercially reasonable efforts to obtain an estoppel from any third-party under a lease, sublease or ground lease to which the Company is a party, in the form attached to such lease, sublease or ground lease, or if no such form is attached, in a form as Buyer may reasonably request.

6.18                        Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.8), each of the parties to the Agreement agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

6.19                        Reorganization. Neither the Company, on the one hand, nor Buyer or Buyer Bank, on the other hand, shall take or cause to be taken any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER

7.1                               Conditions to Each Party’s Obligations to Effect the Merger. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)                                 Company Stockholder Vote. The Merger, this Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of two-thirds of the stockholders of the Company at the Company Meeting in accordance with all applicable laws.

(b)                                 Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition. All conditions to the Regulatory Approvals have been satisfied or waived.

(c)                                  No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

(d)                                 Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

7.2                               Conditions to the Obligations of Buyer and Buyer Bank. The obligation of Buyer and Buyer Bank to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer and Buyer Bank, at or prior to the Effective Time, of each of the following conditions:

(a)                                 Representations, Warranties and Covenants of the Company. (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b)                                 Tax Opinion Relating to the Merger. Buyer shall have received an opinion from Goodwin Procter LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Buyer and Buyer Bank, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(c)                                  Dissenters’ Rights. Holders of no more than ten percent (10%) of the outstanding shares of Company Common Stock are eligible to assert dissenters’ rights under the National Bank Act.

7.3                               Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a)                                 Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer and Buyer Bank contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of Buyer and Buyer Bank to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b)                                 Tax Opinion Relating to the Merger. The Company shall have received an opinion from Nutter McClennen & Fish LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Buyer and Buyer Bank, on the one hand, and the Company, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

ARTICLE VIII - TERMINATION

8.1                               Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a)                                 by the mutual consent of Buyer and the Company in a written instrument;

(b)                                 by Buyer or the Company, in the event that the Merger is not consummated by June 30, 2018 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)                                  by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;

(d)                                 by Buyer or the Company, (i) in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall (A) impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition, or (B) have been denied by final nonappealable action of such Governmental Authority, or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted or to prevent such Burdensome Condition from being imposed;

(e)                                  by Buyer or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Meeting;

(f)                                   by Buyer, if (i) the Company Board or any committee thereof (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, fails to reaffirm the Company Recommendation within five Business Days following a request by Buyer, or makes any statement, announcement or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal that is publicly announced, disclosed or otherwise communicated to Company stockholders shall be considered an adverse modification of the Company Recommendation), (B) materially breaches its obligation to call, give notice of, hold and/or commence the Company Meeting or to solicit proxies in favor of this Agreement under Section 6.1, (C) approves or recommends an Acquisition Proposal, (D) enters into (or causes the Company to enter into) any letter of intent, agreement in principle, acquisition or other agreement related to an Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or requiring the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated hereby, or (E) resolves or otherwise determines to take, or announces an intention or proposes to take, any of the foregoing actions or (ii) there shall have been a material breach of Section 6.5 by the Company or any of the Company Representatives; or

(g)                                  by the Company, if the Company Board determines by a majority vote of the members of the entire Board, at any time during the two Business Day period commencing on the fifth Business Day prior to the Closing Date if both of the following conditions are satisfied:

(i)                                     the Buyer Market Value is less than $11.40 per share; and

(ii)                                  the quotient calculated by dividing the Buyer Market Value by $14.26 per share shall be less than the quotient calculated by dividing the Final Index Price by $3,593.12 per share, minus 0.20 (the “Index Ratio”).

If the Company elects to exercise its termination right pursuant to this Section 8.1(g), it shall give prompt written notice thereof to Buyer. During the two Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) a quotient, the numerator of which is equal to the product of $14.26, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Market Value, or (y) the quotient determined by dividing $14.26 by the Buyer Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If Buyer so elects, it shall give, within such five Business Day period, written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.1(g) and this Agreement shall remain in full force and effect in accordance with its terms, except as the Exchange Ratio shall have been so modified.

For purposes of this Section 8.1(g), the following terms shall have the meanings indicated below:

(A)                               “Final Index Price” means the volume-weighted average of the daily volume-weighted price of the Index Group for the ten consecutive trading ending on the tenth Business Day prior to the Closing Date.

(B)                               “Index Group” means the NASDAQ Bank Index.

8.2                               Effect of Termination and Abandonment.

(a)                                 In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, Buyer Bank, the Company, any of their respective Subsidiaries (as applicable) or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.3 (Press Releases), 6.13 (Confidentiality Agreement) and 9.5 (Expenses) and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, none of Buyer, Buyer Bank or the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b)                                 In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f), the Company shall pay to Buyer an amount equal to $2,238,320 (the “Termination Fee”).

(c)                                  In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(b) or Section 8.1(e) due to the failure to obtain the Company Stockholder Approval, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to the Company Meeting or prior to the date specified in Section 8.1(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(c), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”

(d)                                 In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c), and (i) an Acquisition Proposal with respect to the Company shall have been announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.1(c), and (ii) within 12 months of such termination, the Company shall have (x) consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(d), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”

(e)                                  Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two Business Days after the date of the event giving rise to the obligation to make such payment. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

(f)                                   Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

ARTICLE IX - MISCELLANEOUS

9.1                               Standard. No representation or warranty of the Company contained in Article III or of Buyer or Buyer Bank contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Buyer or Buyer Bank, has had or would be reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, respectively (disregarding for purposes of this Section 9.1 any materiality or Material Adverse Effect qualification contained in any representations or warranties other than in Section 3.12(i) and 4.11). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.3(a) and 3.3(b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.4, 3.5, 3.6, 3.7(a)(ii), 3.14(k), 3.22, 3.33 and the first sentence of Section 3.2, in the case of the Company, and Sections 4.4, 4.5, 4.6(a)(ii), 4.14, the first two sentences of Section 4.2(a), the first two sentences of Section 4.2(b), and the last sentence of Section 4.3, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.12(i), in the case of the Company, and 4.11, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.2                               Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

9.3                               Certain Definitions.

(a)                                 As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer or Buyer Bank from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement of the transactions contemplated by this Agreement; (v) transaction expenses incurred by Buyer of a type and in an amount customary for transactions of this nature; (vi) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (vii) changes in the trading price or trading volume of Buyer Common Stock.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company taken as a whole); (iii) actions and omissions of the Company taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement of the transactions contemplated by this Agreement (except with respect to any representations and warranties of the Company that expressly address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby); (v) transaction expenses incurred by the Company of a type and in an amount customary for transactions of this nature; and (vi) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of September 12, 2016, by and between Buyer and the Company, as extended from time to time in accordance with its terms.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge” shall mean, with respect to any fact, event or occurrence, (i) in the case of the Company, the actual knowledge after reasonable inquiry of one or more of those certain executive officers of the Company listed on Schedule 9.3(a)(i), or (ii) in the case of Buyer, the actual knowledge after reasonable inquiry of one or more of Buyer’s executive officers, all of whom are listed on Schedule 9.3(a)(ii).

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean any approval, waiver or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, (a) the waiver or approval of the FRB and (b) the approval of the Massachusetts Commissioner of Banks.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, escheat, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Authority responsible for the administration of Taxes.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

(b)                                 The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“BHCA” shall have the meaning set forth in Section 3.26.

“BOLI” shall have the meaning set forth in Section 3.16.

“Burdensome Conditions” shall have the meaning set forth in Section 6.8.

“Business” shall have the meaning set forth in Section 3.18(g).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer 2016 Form 10-K” shall have the meaning set forth in Section 4.10(a).

“Buyer Bank” shall have the meaning set forth in the Preamble to this Agreement.

“Buyer Cash Election” shall have the meaning set forth in Section 2.1(b).

“Buyer Common Stock” shall have the meaning set forth in Section 2.1(b).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.1(b).

“Buyer Election Deadline” shall have the meaning set forth in Section 2.1(b).

“Buyer Market Value” shall have the meaning set forth in Section 2.1(b).

“Buyer Representatives” shall have the meaning set forth in Section 6.4(a).

“Buyer SEC Documents” shall have the meaning set forth in Section 4.10(a).

“Cash Consideration” shall have the meaning set forth in Section 2.1(b).

“Cash Conversion Number” shall have the meaning set forth in Section 2.1(b).

“Cash Election” shall have the meaning set forth in Section 2.4(a).

“Cash Election Shares” shall have the meaning set forth in Section 2.4(a).

“Cash Settlement Election” shall have the meaning set forth in Section 2.8(b).

“Cash Settlement Payment” shall have the meaning set forth in Section 2.8(b).

“CERCLA” shall have the meaning set forth in Section 3.17(e).

“Certificate” shall have the meaning set forth in Section 2.2.

“Classified Loans” shall have the meaning set forth in Section 3.24(h).

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet” shall have the meaning set forth in Section 3.11(a).

“Company Board” shall have the meaning set forth in Section 2.8(a).

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.1(b).

“Company Employee Programs” shall have the meaning set forth in Section 3.14(a).

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company Financial Statements” shall have the meaning set forth in Section 3.11(a).

“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“Company Loan Property” shall have the meaning set forth in Section 3.17(g).

“Company Material Contract” shall have the meaning set forth in Section 3.20(a).

“Company Meeting” shall have the meaning set forth in Section 1.9.

“Company Participation Facility” shall have the meaning set forth in Section 3.17(g).

“Company Property” shall have the meaning set forth in Section 3.17(a).

“Company Recommendation” shall have the meaning as set forth in Section 6.1(a)(ii).

“Company Representatives” shall have the meaning set forth in Section 6.5(a).

“Company Stock Option” shall have the meaning set forth in Section 2.8(a).

“Company Stock Warrant” shall have the meaning set forth in Section 2.8(b).

“Company Stockholder Approval” shall have the meaning as set forth in Section 1.9.

“Company Subsequent Determination” shall have the meaning set forth in Section 6.5(e).

“CRA” shall have the meaning set forth in Section 3.31.

“Derivative Transactions” shall have the meaning set forth in Section 3.28.

“Dissenters’ Rights Statute” shall have the meaning set forth in Section 1.9.

“Dissenting Shares” shall have the meaning set forth in Section 1.9.

“DGCL” shall have the meaning set forth in the recitals to this Agreement.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Election Deadline” shall have the meaning set forth in Section 2.4(b).

“Election Form” shall have the meaning set forth in Section 2.4(a).

“Employee Program” shall have the meaning set forth in Section 3.14(l)(i).

“Environment” shall have the meaning set forth in Section 3.17(h).

“Environmental Laws” shall have the meaning set forth in Section 3.17(h).

“ERISA” shall have the meaning set forth in Section 3.14(l)(ii).

“ERISA Affiliate” shall have the meaning set forth in Section 3.14(l)(iv).

“Exchange Agent” shall have the meaning set forth in Section 2.6(a).

“Exchange Fund” shall have the meaning set forth in Section 2.6(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(b).

“FDIA” shall have the meaning set forth in Section 3.30.

“FDIC” shall have the meaning set forth in Section 3.10(b).

“Final Index Price” shall have the meaning set forth in Section 8.1(g)(ii)(A).

“Finance Laws” shall have the meaning set forth in Section 3.9(a).

“Financial Advisor” shall have the meaning set forth in Section 3.33.

“FRB” shall have the meaning set forth in Section 3.10(b).

“Hazardous Material” shall have the meaning set forth in Section 3.17(h).

“Indemnified Parties” shall have the meaning set forth in Section 6.9(a).

“Index Group” shall have the meaning set forth in Section 8.1(g)(ii)(B).

“Index Ratio” shall have the meaning set forth in Section 8.1(g)(ii).

“Information Security Requirements” shall have the meaning set forth in Section 3.19.

“Initial Buyer Market Value” has the meaning set forth in Section 2.1(b).

“Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“IT Systems” shall have the meaning set forth in Section 3.18(h).

“Liens” shall have the meaning set forth in Section 3.13(a).

“Loans” shall have the meaning set forth in Section 3.24(a).

“Mailing Date” shall have the meaning set forth in Section 2.4(a).

“maintains” shall have the meaning set forth in Section 3.14(l)(iii).

“Marks” shall have the meaning set forth in Section 3.18(g).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“MGL” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(b).

“Money Laundering Laws” shall have the meaning set forth in Section 3.31(a).

“Multiemployer Plan” shall have the meaning set forth in Section 3.14(l)(v).

“NASDAQ” shall have the meaning set forth in Section 2.3.

“Net Exercise Election” shall have the meaning set forth in Section 2.8(b).

“Net Warrant Shares” shall have the meaning set forth in Section 2.8(b).

“New Certificates” shall have the meaning set forth in Section 2.6(a).

“Non-Election” shall have the meaning set forth in Section 2.4(a).

“Non-Election Shares” shall have the meaning set forth in Section 2.4(a).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(e).

“Notice Period” shall have the meaning set forth in Section 6.5(e).

“OCC” shall have the meaning set forth in Section 1.2.

“OFAC” shall have the meaning set forth in Section 3.31(c).

“Oil” shall have the meaning set forth in Section 3.17(h).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Patents” shall have the meaning set forth in Section 3.18(g).

“Personal Data” shall have the meaning set forth in Section 3.19.

“Premium Limit” shall have the meaning set forth in Section 6.9(b).

“Privacy Requirements” shall have the meaning set forth in Section 3.19.

“Products” shall have the meaning set forth in Section 3.18(g).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.2(a).

“Registration Statement” shall have the meaning set forth in Section 6.2(a).

“SEC” shall have the meaning set forth in Section 4.10.

“Shortfall Number” shall have the meaning set forth in Section 2.4(c)(ii).

“Stock Consideration” shall have the meaning set forth in Section 2.1(b).

“Stock Conversion Number” shall have the meaning set forth in Section 2.1(b).

“Stock Election” shall have the meaning set forth in Section 2.4(a).

“Stock Election Number” shall have the meaning set forth in Section 2.4(a).

“Stock Election Shares” shall have the meaning set forth in Section 2.4(a).

“Superior Proposal” shall have the meaning set forth in Section 6.5(b).

“Surviving Bank” shall have the meaning set forth in Section 1.1.

“Takeover Laws” shall have the meaning set forth in Section 3.22.

“Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Third Party Rights” shall have the meaning set forth in Section 3.18(c).

“Trade Secrets” shall have the meaning set forth in Section 3.18(g).

“Treasury Stock” shall have the meaning set forth in Section 2.1(a).

“USA PATRIOT Act” shall have the meaning set forth in Section 3.31(a).

“Warrant Election” shall have the meaning set forth in Section 2.8(b).

“Warrant Exercise Notice” shall have the meaning set forth in Section 2.8(b).

“Warrant Holder” shall have the meaning set forth in Section 2.8(b).

“Volcker Rule” shall have the meaning set forth in Section 3.26.

“Voting Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Voting Agreement Stockholders” shall have the meaning set forth in the recitals to this Agreement.

9.4          Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the stockholders of the Company without obtaining such approval.

9.5          Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.6          Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, delivered by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer and Buyer Bank:

Brookline Bancorp, Inc. 131 Clarendon Street Boston, MA 02117
Attention:	Michael W. McCurdy, Esq.
Chief Risk Officer and General Counsel
Facsimile:	(617) 730-3552

With a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Lisa R. Haddad, Esq.
Matthew Dyckman, Esq.
Facsimile:	(617) 523-1231

If to the Company, to:

First Commons Bank, N.A.
718 Beacon Street
Newton Centre, MA 02459
Attention:	Chairman, President and Chief Executive Officer
Facsimile:	(617) 243-4411

With a copy to (which shall not constitute notice):

Nutter McClennen & Fish LLP
155 Seaport Boulevard
Boston, MA 02210
Attention:	Michael K. Krebs, Esq.
Facsimile:	(617) 310-9000

9.7          Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) and the right of Company stockholders to receive the Merger Consideration as set forth in Article II, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.8          Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer or Buyer Bank without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

9.9          Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

9.10        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

9.11        Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to and submit itself to the exclusive jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts (collectively, the “Massachusetts Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Massachusetts Courts, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Massachusetts Courts. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought in any such Massachusetts Courts and waives any bond, surety or other security that might be required of any other party in any such Massachusetts Courts with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.6. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER, BUYER BANK AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.12        Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction, without the posting of any bond, restraining such breach or threatened breach.

9.13        Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement, the Voting Agreements and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

9.14        Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BROOKLINE BANCORP, INC.

By:	/s/ Paul A. Perrault
	Name:	Paul A. Perrault
	Title:	President and Chief Executive Officer

BROOKLINE BANK

By:	/s/ Darryl Fess
	Name:	Darryl Fess
	Title:	President and Chief Executive Officer

FIRST COMMONS BANK, N.A.

By:	/s/ Anthony G. Nuzzo
	Name:	Anthony G. Nuzzo
	Title:	Chairman, President and Chief Executive Officer